AMENDED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

                          The ARK Funds: RETAIL CLASS B


THIS Distribution and Shareholder Services Plan (the "Plan"), made as of December 12, 1997, as amended on December 8, 2000, is the plan of ARK Funds (the "Trust"), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of the Blue Chip Equity Portfolio, Capital Growth Portfolio, Value Equity Portfolio, Balanced Portfolio, Income Portfolio, Money Market Portfolio and Small Cap Equity Portfolio (each a "Portfolio").


1. This Plan, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), for shares of beneficial interest of Retail Class B ("Retail B Shares") of the Blue Chip Equity Portfolio, Capital Growth Portfolio, Value Equity Portfolio, Balanced Portfolio, Income Portfolio, Money Market Portfolio and Small-Cap Equity Portfolio of the Trust.


2. The Trust has entered into a Distribution Agreement on behalf of each Portfolio with SEI Investments Distribution Co. (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of each Portfolio's shares including the Retail B Shares. Such efforts may include, but neither are required to include nor are limited to, the following:

         (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising;
         (2)      preparation, printing and distribution of sales literature;
         (3) preparation, printing and distribution of prospectuses of each Portfolio and reports to recipients other than existing shareholders of each Portfolio;
         (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may from time to time, deem advisable;
         (5) making payments to securities dealers and others engaged in the sales of Retail B Shares; and
         (6) providing training, marketing and support to such dealers and others with respect to the sale of Retail B Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, Retail Class B of each Portfolio shall pay to the Distributor a fee at the annual rate of up to (and including) .75% of such Class' average daily net assets throughout the month, or such lesser amount as may be established from time to time by the Trustees of the Trust, as specified in this paragraph; provided that, for any period during which the total of such fee and all other expenses of a Portfolio holding itself out as a money market fund under Rule 2a-7 under the 1940 Act or of the Retail Class B of such a Portfolio, would exceed the gross income of that Portfolio (or of the Retail Class B thereof), such fee shall be reduced by such excess. Such fee shall be computed daily and paid monthly. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in each Portfolio's then current Prospectus for the determination of the net asset value of Retail Class B, but shall exclude assets attributable to any other class of each Portfolio. The Distributor may use all or any portion of the fee received pursuant to the Plan to compensate securities dealers or other persons who have engaged in the sale of Retail B Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.

4. Each Portfolio may make periodic payments to parties (each a Shareholder Servicing Agent) that have entered into a Shareholder Services Contract in the form attached hereto with the Trust in respect of Retail B Shares at an annualized rate of up to (and including) .25% of Retail B Shares'


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average net assets attributable to the Shareholder Servicing Agent. The personal and account maintenance services to be provided under this Plan by each Shareholder Servicing Agent, may include, but are not limited to, maintaining account records for each shareholder who beneficially owns Retail B Shares; answering questions and handling correspondence from shareholders about their accounts; handling the transmission of funds representing the purchase price or redemption proceeds; issuing confirmations for transactions in Retail B Shares by shareholders; assisting customers in completing application forms; communicating with the transfer agent; and providing account maintenance and account level support for all transactions. The Distributor may act as the Trust's agent for transmitting or arranging for transmission of fees to Shareholder Servicing Agents under the Shareholder Services Contract.

5. This Plan shall become effective with respect to the Retail B Shares of the Blue Chip Equity Portfolio, Capital Growth Portfolio, Value Equity Portfolio, Balanced Portfolio, Income Portfolio, Money Market Portfolio on December 12, 1997, and with respect to the Small Cap Equity Portfolio on February 5, 2001, this Plan having been approved (1) by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on the Plan; and (2) by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Retail Class B of the affected Portfolio.

6. During the existence of this Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

7. This Plan shall, unless terminated as hereinafter provided, remain in effect until December 31, 1998 and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

8. This Plan may be amended with respect to the Retail Class B of a Portfolio, at any time by the Board of Trustees, provided that (a) any amendment to increase materially the maximum fee provided for in paragraph 3 hereof must be approved by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Retail Class B of the affected Portfolio, and (b) any material amendment of this Plan must be approved in the manner provided in paragraph 5(l) above.

9. This Plan may be terminated with respect to the Retail Class B of a Portfolio at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Retail Class B of the affected Portfolio.

10. During the existence of this Plan, the Trust shall require the Distributor to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Retail B Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

11. This Plan does not require the Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Retail B Shares.

12. In the event that Rule 2830 of the NASD Rules of Conduct precludes any Portfolio of the Trust (or any NASD member) from imposing a sales charge (as defined in that Section) or any portion thereof then the Distributor shall not receive payments hereunder from the date that the Portfolio discontinues or is required to discontinue imposition of some or all of its sales charges. If the Portfolio resumes imposition of some or all of its sales charge, the Distributor will resume receipt of payments hereunder.


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13. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Retail Class B thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Retail Class B of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other class of the affected Portfolio or other Portfolios of the Trust or of any Trustee.

14. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.